Exhibit 99.1

Contact: Lauri Wilks
704-455-3239
—For Immediate Release—

Speedway Motorsports Reports First Quarter 2008 Results and

Reaffirms Full Year 2008 Guidance

CONCORD, NC (May 7, 2008) - Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported record first quarter 2008 revenues, demonstrating that demand and appeal for motorsports entertainment and merchandise in SMI’s markets remain strong despite challenging economic times. Also, SMI reaffirmed its full year 2008 earnings guidance of $2.40 to $2.50 per diluted share.

First Quarter Comparison

For the first quarter 2008 as compared to 2007:

•	total revenues were $155.2 million in 2008 compared to $152.2 million in 2007;

•	net interest expense was $9.4 million in 2008 compared to $4.7 million in 2007, reflecting increased borrowings to fund the acquisition of New Hampshire Motor Speedway;

•	equity investee after tax earnings were $966,000 in 2008 compared to after tax losses of $2.1 million in 2007;

•	net income was $30.9 million in 2008 compared to $31.9 million in 2007; and

•	diluted earnings per share were $0.71 in 2008 compared to $0.72 in 2007.

Purchase of New Hampshire Motor Speedway and Quarterly Seasonality

As previously announced, SMI purchased New Hampshire Motor Speedway (NHMS) with available cash of $40 million and borrowings of $300 million under the Company’s Credit Facility. NHMS, a multi-use 1,175-acre complex located in Loudon, New Hampshire, featuring a 1.058-mile oval superspeedway and a 1.6-mile road course, currently has approximately 96,000 permanent seats and 38 luxury suites.

NHMS is scheduled to hold one NASCAR Sprint Cup and one Nationwide Series racing event in the second quarter, and another NASCAR Sprint Cup racing event in the third quarter, of fiscal 2008. The first quarter 2008 operating results as compared to last year reflect attendant increases in overhead and interest expenses. As compared to prior periods, future operating income in 2008 will likely be positively impacted in the second and third quarters and negatively impacted in the fourth quarter due to the seasonality of these NHMS events.

2008 Earnings Guidance Reaffirmed

The Company reiterated that first quarter 2008 earnings are consistent with its previous full year 2008 guidance of $2.40 to $2.50 per diluted share, assuming current industry and economic trends continue, and excluding our 50% share of Motorsports Authentics joint venture operating results, non-core businesses, capital expenditures exceeding current plans, the impact of further increases in fuel prices, interest rates, geopolitical conflicts, poor weather surrounding our events or other unforeseen factors.

2008 First Quarter Highlights

First quarter highlights include continuing record levels of corporate marketing and other event related revenues for NASCAR racing events held this period. Las Vegas Motor Speedway (LVMS) hosted near sold-out crowds at its NASCAR UAW-Dodge 400 Sprint Cup Series, and strong attendance at its Sam’s Town 300 Nationwide Series, racing events. Atlanta Motor Speedway (AMS) hosted its NASCAR Kobalt Tools 500 Sprint Cup Series and Nicorette 300 Nationwide Series racing events, although poor weather surrounding those events negatively impacted attendance. Bristol Motor Speedway (BMS) again hosted sold-out capacity crowds at its NASCAR Food City 500 Sprint Cup Series race, and strong crowds at its Sharpie Mini 300 Nationwide Series race, even though delayed and shortened due to poor weather. Also, BMS’s pole position qualifying for its NASCAR Sprint Cup Series race was cancelled due to poor weather.

SMI believes admissions, concessions, souvenir merchandising and other event related first quarter 2008 revenues were negatively impacted by poor weather surrounding certain NASCAR racing events held at AMS and BMS, and by declines in consumer spending from higher fuel prices and difficult consumer credit and housing markets.

Stock Repurchase Program

During the first quarter 2008, the Company repurchased 75,000 shares of common stock for approximately $2.2 million under its previously announced stock repurchase program. As of March 31, 2008, the Company has repurchased 1,307,000 shares since adoption of the program in April 2005. The total number of shares available for future repurchase under the program, as currently authorized, is 693,000.

Other Comments

“Despite record gas prices, difficult credit markets and other consumer concerns, SMI’s record first quarter 2008 revenues reflect ongoing increases in sponsorships, luxury suite rentals, ancillary broadcasting rights and other event related revenues,” stated H.A. Wheeler, Chief Operating Officer and President of Speedway Motorsports. “We are very pleased that Motorsports Authentics’ earnings significantly improved over last year’s first quarter. Also, all of our NASCAR Sprint Cup and Nationwide event sponsorships for 2008, and many for 2009, are already sold and pre-sales for other corporate event related revenues continue to trend ahead of last year. These factors clearly demonstrate that SMI’s core business, along with individual fan and corporate interest in NASCAR and other motorsports, remains strong even in challenging economic times.”

Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports stated, “SMI’s 2008 racing season is off to a strong start. We reported record first quarter 2008 revenues, long-term contracted NASCAR broadcasting revenues have begun their steady climb, and broadcast ratings are up over last year. However, we have decided to implement certain cost reduction efforts to mitigate the ongoing effects of escalating gas prices and other economic malaise.

“We are extremely excited about showcasing our first NASCAR Sprint Cup and Nationwide Series racing events at SMI’s newly purchased New Hampshire Motor Speedway on June 28-29, 2008. Our ‘Neon Garage’ at Las Vegas Motor Speedway continues to be overwhelmingly successful, and we believe demonstrates the merits of SMI continuing to invest in leading-edge facilities. When finished, our new ‘state-of-the-art’ dragway at Lowe’s Motor Speedway will likely be the finest dragway facility in motorsports today. We look forward to hosting the Carolinas NHRA Nationals on September 11-14, 2008. SMI’s strategy of owning the finest fan-friendly, most exciting race entertainment facilities in motorsports, provides our sponsors and other corporate partners with outstanding long-term marketing opportunities.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its 600 Racing subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally-owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to produce, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events; the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of Motorsports Authentics merchandising joint venture; the success of expense reduction efforts; capital projects; expansion; economic conditions; stock repurchases; financing needs; insurance; litigation; taxes; oil and gas activities, including the possibility of discontinuing operations; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 AM (ET) which are open to all participants. To participate in the conference call, you may dial 888-735-0476 (toll-free) or 706-758-1524 (toll). The reference number is 44915872. A web-cast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning after 12:00 PM (EST) May 7th through 11:59 PM (EST) May 21st. The reference number is 44915872. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; Marcus G. Smith, Executive Vice President, National Sales and Marketing; and Marylaurel E. Wilks, Vice President, Investor Relations and Communications.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three Months Ended March 31, 2008 and 2007

(In thousands except per share amounts)

	Three Months Ended
INCOME STATEMENT DATA	3/31/2008 (a)	3/31/2007
Revenues:
Admissions	$53,620	$56,516
Event related revenue	51,275	48,958
NASCAR broadcasting revenue	37,633	36,902
Other operating revenue	12,698	9,800

Total Revenues	155,226	152,176

Expenses and Other:
Direct expense of events	23,039	24,309
NASCAR purse and sanction fees	26,894	26,329
Other direct operating expense	13,156	11,103
General and administrative	21,480	20,140
Depreciation and amortization	11,800	10,553
Interest expense, net	9,449	4,694
Equity investee (earnings) losses	(1,591)	3,454
Other expense (income), net	89	(25)

Total Expenses and Other	104,316	100,557

Income Before Income Taxes	50,910	51,619
Income Tax Provision	(20,008)	(19,754)

Net Income	$30,902	$31,865

Basic Earnings Per Share	$0.71	$0.73
Weighted average shares outstanding	43,523	43,773

Diluted Earnings Per Share	$0.71	$0.72
Weighted average shares outstanding	43,563	43,968

Major NASCAR-sanctioned Events Held During Period	6	6

BALANCE SHEET DATA	3/31/2008 (a)	12/31/2007
Cash, cash equivalents and short-term investments	$172,138	$168,462
Total current assets	284,963	242,648
Property and equipment, net	1,126,115	1,066,393
Equity investments in associated entities	77,260	76,678
Goodwill and other intangible assets, net	558,290	155,993
Total assets	2,083,120	1,578,320

Deferred race event income, net	140,648	112,099
Total current liabilities	231,742	177,720
Revolving credit facility borrowings	398,438	98,438
Total long-term debt	728,458	428,460
Total liabilities	1,225,818	750,649
Total stockholders’ equity	857,302	827,671

(a)	Reflects business acquisition of New Hampshire Motor Speedway on January 11, 2008, including its results of operations after acquisition and financial condition as of March 31, 2008.